Exhibit 10.1

GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (this “Agreement”), dated as of July 19, 2024, is made and entered into by and between Teofilo Raad (“Employee”) and Pulmatrix, Inc. (the “Company”).

WHEREAS, Employee’s employment with the Company shall terminate as of the Separation Date (defined below), the Company desires to provide Employee with the severance benefits as described herein, subject to the terms and conditions of this Agreement.

Now, Therefore, for good and valuable consideration, receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from the Company and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, Employee and the Company agree as follows:

1. Separation from Employment. Effective July 19, 2024 (the “Separation Date”), Employee’s employment with the Company shall cease and Employee shall relinquish all positions, offices, and authority with the Company and any affiliates, including as a member of the Board of Directors of the Company. Employee acknowledges and agrees, except for (i) the payments and benefits described hereunder; (ii) payment of a retention bonus equal to $170,000, less all lawful and authorized withholdings and deductions, pursuant to the Retention Bonus Opportunity letter, dated January 6, 2024, to be paid in a lump sum on the Company’s first regular payroll date on or following the Separation Date; and (iii) payment for any accrued but unused vacation determined as of the Separation Date, less all lawful and authorized withholdings and deductions, Employee has no rights to any other wages and other compensation or remuneration of any kind due or owed from the Company, including, but not limited, to all wages, reimbursements, bonuses (including, but not limited to, discretionary, performance, and retention bonuses), advances, vacation pay, severance pay, vested or unvested equity or stock options, awards, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible.

2. Continuing Obligations. The amended and restated employment agreement between the parties, dated June 28, 2019, has terminated forever and no party shall have any further obligation or liability thereunder. Employee shall remain bound by, and agrees to comply with, any obligations that survive an employment termination as set forth in any other agreement or employee policy to which Employee became subject during and in connection with Employee’s employment with the Company, including without limitation Employee’s continuing obligation to maintain the confidentiality of the Company’s confidential information and all other restricted covenants under the Confidentiality, Assignment of Inventions and Non-Competition Agreement (the “Confidentiality Agreement”).

3. Consideration. In consideration of this Agreement and the release herein, and Employee’s compliance with Employee’s obligations hereunder, the Company will provide Employee with the following:

(i) severance pay of $567,294, less all lawful and authorized withholdings and deductions, which Employee agrees and acknowledges is equal to Employee’s base salary for a period of 12 months, to be paid in a lump sum on the Company’s first regular payroll date following the Effective Date (defined below);

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(ii) payment of a pro-rated bonus in the amount of $156,310.85, less all lawful and authorized withholdings and deductions, which Employee agrees and acknowledges is equal to a pro-rated portion of Employee’s target bonus for 2024, to be paid in a lump sum on the Company’s first regular payroll date following the Effective Date;

(iii) payment of a separation bonus in the amount of $283,647, less all lawful and authorized withholdings and deductions, which Employee agrees and acknowledges is equal to 100% of Employee’s target bonus for 2024, to be paid in a lump sum on the Company’s first regular payroll date following the Effective Date;

(iv) after Employee’s insurance coverage under the Company’s group benefit plans cease as of the Separation Date, if Employee timely elects to receive coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay directly the portion of COBRA premiums paid by Employee for Employee’s continuation of health, dental, and vision benefits coverage under the Company’s group benefit plans, for up to 12 months (less all lawful and authorized withholdings and deductions); provided, however, that Employee shall notify the Company if Employee participates in another group health, dental, or vision benefits from another employer, in which case, such COBRA subsidy shall terminate effective as of the first date Employee participates in such other group coverage; and

(v) any outstanding equity awards granted to Employee under the Company’s equity compensation plans and that would have vested during the 12-month period following the Separation Date shall become fully vested as of the Separation Date and otherwise treated in accordance with the terms and conditions of the applicable equity compensation plan and corresponding award agreements.

4. Transition Services. Employee agrees to assist with the execution of all documents and all other instruments which the Company shall deem necessary to accomplish any transition of Employee’s responsibilities as well as cooperating with the Company in the future in relation to any queries or requests from any regulators, taxation or governmental authorities relating to the activities of the Company and its affiliates in the period prior to the Separation Date.

5. Cooperation. Employee further agrees to cooperate fully and make Employee reasonably available to the Company (and its representatives and advisors) in any pending or future governmental or regulatory investigation, inquiry, or request for information, or civil, criminal, or administrative proceeding or arbitration, in each case involving the Company. Employee agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Employee shall reasonably respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during Employee’s employment by the Company, of which matters Employee has knowledge or information.

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6. Release of Claims. For and in consideration of the right to receive the consideration described in Paragraph 3 of this Agreement, Employee fully and irrevocably releases and discharges the Company, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys (collectively, the “Releasees”) from any and all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise (collectively, “Claims”) arising or existing on, or at any time prior to, the date this Agreement is signed by Employee. Such released Claims include, without limitation, Claims relating to or arising out of: (i) Employee’s hiring, compensation, benefits and employment with the Company, (ii) Employee’s separation from employment with the Company, and (iii) all Claims known or unknown or which could or have been asserted by Employee against the Company, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; claims under Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Employee Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act of 1974, as amended; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Employee does not release Employee’s right to enforce the terms of this Agreement.

7. No Legal Actions. Employee represents that Employee has not filed or caused to be filed any lawsuit, complaint, or charge against any Releasees in any court, any municipal, state, or federal agency, or any other tribunal. To the fullest extent permitted by law, Employee agrees that Employee will not sue or file a complaint in any court, or file or pursue a demand for arbitration, pursuing any Claims released under this Agreement, or assist or otherwise participate in any such proceeding. Employee represents and warrants further that Employee has not assigned or conveyed to any other person or entity any of Employee’s rights vis-à-vis the Releasees, including any of the Claims released in this Agreement. Employee further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any proceeding made by Employee in violation of this Agreement.

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8. No Interference. Nothing in this Agreement is intended to interfere with Employee’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity (including, without limitation, the Securities and Exchange Commission), or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee further acknowledges that nothing in this Agreement is intended to interfere with Employee’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, Employee hereby waives the right to recover any damages or benefits in any proceeding Employee may bring before the EEOC, any state human rights commission, or any other government agency or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency on Employee’s behalf with respect to any claim released in this Agreement; provided, however, for purposes of clarity, Employee does not waive any right to any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or any other similar provision.

9. Review. Employee acknowledges that: (i) this Agreement is written in terms and sets forth conditions in a manner which Employee understands; (ii) Employee has carefully read and understands all of the terms and conditions of this Agreement; (iii) Employee agrees with the terms and conditions of this Agreement; and (iv) Employee enters into this Agreement knowingly and voluntarily. Employee acknowledges that Employee does not waive rights or claims that may arise after the date this Agreement is executed, that Employee has been given 21 days from receipt of this Agreement in which to consider whether Employee wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original 21 day consideration period, and that the Company advises Employee to consult with an attorney before Employee signs this Agreement. The Company agrees, and Employee represents that Employee understands, that Employee may revoke Employee’s acceptance of this Agreement at any time for 7 days following Employee’s execution of this Agreement and must provide notice of such revocation by giving written notice to the Company. If not revoked by written notice received on or before the 8th day following the date of Employee’s execution of this Agreement, this Agreement shall be deemed to have become enforceable and on such eighth (8th) day (the “Effective Date”).

10. Return of Property. Employee represents that prior to the Separation Date, Employee shall have returned to the Company property, documents, and information as required by the Confidentiality Agreement. Notwithstanding the foregoing, Employee may retain Employee’s Company-provided laptop after (i) removal of all Company information and programming; and (ii) the Company’s review and inspection of such laptop.

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11. Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, disclose, communicate, or publish any disparaging, reckless or maliciously untrue information concerning Employer’s products, services, customers, or business policies. Nothing in this Agreement is intended to prevent Employee from testifying truthfully in any legal proceeding, and nothing in this provision is intended to interfere with Employee’s right to engage in the conduct set forth in Paragraph 8, nor is it intended to interfere with any rights afforded to Employee under Section 7 of the National Labor Relations Act.

12. No Further Services. Employee agrees that Employee will not seek, apply for, accept, or otherwise pursue employment, engagement, or arrangement to provide further services with or for the Company, as an employee, independent contractor or otherwise, except as provided herein or as otherwise directed by the Chief Executive Officer or Board of Directors of the Company.

13. Confidentiality of Agreement. Employee agrees to keep the amount of the consideration completely confidential. However, Employee may disclose the monetary terms of this Agreement to Employee’s spouse, CPA or tax advisor, attorney, or as required by law, including for any public filings, but agrees to instruct any person to whom disclosure is authorized that Employee must keep this Agreement and its terms completely confidential. Nothing in this provision is intended to interfere with Employee’s right to engage in the conduct set forth in Paragraph 8, nor is it intended to interfere with any rights afforded to Employee under Section 7 of the National Labor Relations Act.

14. Governing Law/Venue. The parties agree that this Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts. In the event of any dispute regarding this Agreement or Employee’s employment, the parties hereby irrevocably agree to submit to the federal and state courts situated in Massachusetts, and Employee agrees that Employee shall not challenge personal or subject matter jurisdiction in such courts. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, OR IN EQUITY, OR OTHERWISE.

15. Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

16. Acknowledgment. Employee acknowledges and agrees that the payments and other consideration provided herein are consideration to which Employee is not otherwise entitled except pursuant to the terms of this Agreement, and are being provided in exchange for Employee’s compliance with Employee’s obligations set forth hereunder.

17. No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Employee of any acts of wrongdoing or violation of any statute, law or legal right.

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18. No Third-Party Beneficiaries. Except as expressly provided to the contrary in this Agreement, no third party is intended to be, and no third party shall be deemed to be, a beneficiary of any provision of this Agreement. Employee agrees that all Releasees shall be express third-party beneficiaries of this Agreement (and the release of Claims contained herein), and shall be permitted to enforce the terms of this Agreement as if they were parties hereto.

19. Sole Agreement and Severability. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST PULMATRIX, INC.

PULMATRIX, INC.		EMPLOYEE

By:	/s/ Michael J. Higgins	By:	/s/ Teofilo Raad

Title:	Chairman	Date:	July 19, 2024

Date:	July 19, 2024

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